EXHIBIT 5.1

[Letterhead of Stubbs Alderton & Markiles, LLP]

September 29, 2006

IRIS International, Inc.

9162 Eton Ave.

Chatsworth, CA 91311

Ladies/Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to which this letter is attached as Exhibit 5.1 filed by IRIS International, Inc., a Delaware corporation (the “Company”), in order to register under the Securities Act of 1933, as amended (the “Act”), 51,879 shares of common stock of the Company (the “Shares”), issuable pursuant to certain Deferred Stock Unit Agreements (the “Plans”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

We are of the opinion that the Shares have been duly authorized and upon issuance and sale in conformity with and pursuant to the Plans, the Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an Exhibit to the Registration Statement.

Respectfully submitted,

/s/ Stubbs Alderton & Markiles, LLP
STUBBS ALDERTON & MARKILES, LLP